SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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ZYGO CORPORATION
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ZYGO CORPORATION

Laurel Brook Road
Middlefield, Connecticut 06455

____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
____________________

To Be Held November 16, 2010

     The Annual Meeting of Stockholders of ZYGO CORPORATION (our “Company”) will be held at Zygo Corporation, Laurel Brook Drive, Middlefield, Connecticut on November 16, 2010, at 10:00 a.m. local time, for the following purposes:

1.	To elect seven directors for the ensuing year.

2.	To ratify the appointment of our independent registered public accounting firm.

3.	To act upon any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.

     Detailed information with respect to these matters is set forth in the accompanying Proxy Statement. In addition, the Proxy Statement, Annual Report and a form of Proxy Card are available on the Internet at www.proxyvote.com.

     Stockholders of record at the close of business on September 21, 2010 are entitled to notice of and to vote at the meeting. This year, we will be using the “Notice and Access” method of providing proxy materials to you via the Internet. On or about October 4, 2010, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2010 annual report and vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials.

By Order of the Board of Directors

PAUL JACOBS,
Secretary

October 4, 2010

YOUR VOTE IS IMPORTANT

     Please fill in, date, sign, and return your proxy promptly in the enclosed stamped envelope whether or not you plan to be present at the meeting. You may still vote in person if you attend the meeting. In lieu of mailing your Proxy Card, you may choose to submit a proxy via the Internet or by telephone by following the procedures provided on your Proxy Card.

ZYGO CORPORATION

Laurel Brook Road
Middlefield, Connecticut 06455

____________________

PROXY STATEMENT
____________________

ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 16, 2010

Proxy Solicitation

     This Proxy Statement is furnished to the holders of our Common Stock, par value $.10 per share, in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on November 16, 2010, or at any adjournment or postponement of the meeting, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters that will come before the meeting.

     Proxies for use at the Annual Meeting are being solicited by our Board of Directors, and will be solicited chiefly by mail; however, certain of our officers, directors, and employees, none of whom will receive additional compensation therefor, may solicit proxies by telephone, facsimile, electronic mail, or other personal contact. We will bear the cost of all solicitation expenses, including costs of preparing, assembling, and mailing proxy material. This year, we will be using the “Notice and Access” method of providing proxy materials to you via the Internet. These rules permit us to furnish proxy materials to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. On or about October 4, 2010, we will mail to most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and the Annual Report to Stockholders for the fiscal year ended June 30, 2010 and vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials. We will not be mailing the Notice to stockholders who had previously elected either to receive notices and access the proxy materials and vote completely electronically via the Internet or to receive paper copies of the proxy materials.

Revocability and Voting of Proxy

     A form of proxy for use at the Annual Meeting of Stockholders and a return envelope for the proxy are enclosed. When proxies in the accompanying form are returned properly executed and dated or the appropriate procedures for submitting a proxy via the Internet or by telephone are followed, the shares represented thereby will be voted at the Annual Meeting. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by sending a written notice of revocation or a duly executed proxy bearing a later date to our Secretary, or by voting in person at the meeting. Shares of our Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified on the proxy card. If no specifications are given, the proxies intend to vote the shares represented thereby “for” the election of each of the nominees for director as shown on the form of proxy and “for” the ratification of the appointment of our independent registered public accounting firm, and in accordance with their best judgment on any other matters which may properly come before the meeting.

Record Date and Voting Rights

     Only stockholders of record at the close of business on September 21, 2010 (the record date for the Annual Meeting) are entitled to notice of and to vote at the Annual Meeting or any and all adjournments or postponements thereof. On September 21, 2010, there were 17,547,712 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, and entitled to vote, will constitute a quorum at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF BOARD OF DIRECTORS

     Seven directors (constituting the entire Board of Directors) are to be elected at the Annual Meeting. The enclosed proxy, unless otherwise specified, will be voted to elect as directors the seven nominees named below. All nominees have been recommended by our Corporate Governance / Nominating Committee and nominated by the Board of Directors. All directors elected will hold office until the next Annual Meeting of Stockholders. The affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy is required for the election of directors. Shares of Common Stock held by stockholders present in person at the Annual Meeting that are not voted for a nominee or shares held by stockholders represented at the Annual Meeting by proxy from which authority to vote for a nominee has been properly withheld (including broker non-votes) will not affect the election of the nominees receiving the plurality of votes.

     Each proxy received will be voted “FOR” the election of the nominees named below unless otherwise specified in the proxy.

     All nominees have consented to serve as directors. If a nominee should not be available for election as contemplated, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve. All of the nominees currently serve on the Board of Directors.

     Stephen D. Fantone, Ph.D. is the founder of Optikos Corporation (an optical engineering firm specializing in optical instrumentation, test equipment, industrial and medical systems, and consumer products) and has been its Chief Executive Officer and President since 1982. He is also a director of Rofin-Sinar Technologies, Inc., a publicly traded company that develops and manufactures lasers and laser-based technologies for industrial material processing applications, and serves on its audit, compensation, and nominating committees. Dr. Fantone served as Chairperson of Benthos, Inc. from 1997 until 2006 when it was sold to Teledyne Technologies, Inc. Dr. Fantone has received S.B. degrees from MIT in Electrical Engineering and Management and a Ph.D. from the Institute of Optics at the University of Rochester. He has also served as Treasurer of the Optical Society of America (a leading scientific society in the optical field) since 1996. Dr. Fantone is 57 and has been a Zygo Director since 2009.

     Director Qualifications:

     Dr. Fantone brings to our Board of Directors his significant experience in technology and research and development, broad knowledge of the optical industry and his management experience as the chief executive officer of an optical instrumentation company. Our Board of Directors benefits from Dr. Fantone’s experience serving on the board of directors of another public company.

     Samuel H. Fuller, Ph.D. has served as the Chief Technology Officer and Vice President of Research and Development of Analog Devices, Inc. (a manufacturer of precision high-performance integrated circuits) for more than ten years. Prior to joining ADI in 1998, Dr. Fuller was Vice President of Research and chief scientist at Digital Equipment Corporation. He holds a B.S. degree in Electrical Engineering from the University of Michigan and a M.S. and Ph.D. from Stanford University and has been an Associate Professor of Computer Science and Electrical Engineers at Carnegie Mellon University. He is an IEEE Fellow, AAAS Fellow, and a member of the National Academy of Engineering. Dr. Fuller is 64 and has been a Zygo Director since 2003.

     Director Qualifications:

     Dr. Fuller brings to our Board of Directors his significant experience in technology and research and development and his management experience in a large global corporation.

     Chris L. Koliopoulos, Ph.D. serves as the Chairman, President and Chief Executive Officer of Zygo Corporation. Prior to joining Zygo, he was a private investor, director, and advisor to Zemetrics, Inc. from 2007 to 2010. He also served as President and Chief Executive Officer of ADE Corporation, a publicly traded company that manufactures production metrology and inspection systems for the semiconductor, magnetic data storage, and optics industries, from 2002 to 2006. Prior to serving as its President and Chief Executive Officer, Dr. Koliopoulos served as Vice President of ADE from 1998 to 2002 and co-founded ADE Phase Shift, Inc. (formerly Phase Shift Technology, Inc.) a wholly-owned subsidiary of ADE in 1987. He served as President of ADE Phase Shift, Inc. from 1987 to 1998. Dr. Koliopoulos holds a B.S. degree from the University of Rochester and an M.S. and PhD. from the University of Arizona. Dr. Koliopoulos is 57 and has been a Zygo Director since January 2010.

     Director Qualifications:

     Dr. Koliopoulos brings to our Board of Directors detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of our business. Dr. Koliopoulos has a deep understanding of Zygo's core markets gained through 20 years of executive leadership experience in the industry.

     Seymour E. Liebman has served as the Executive Vice President, Chief Administrative Officer, and General Counsel of Canon U.S.A., Inc. for more than ten years. He has been an Executive Officer of Canon Inc. since April 2009. He is also a member of the supervisory board of directors of Océ N.V. (a publicly traded company specializing in digital document management and delivery technology) and serves on its nominating committee. Mr. Liebman is 61 and has been a Zygo Director since 1993.

     Director Qualifications:

     Mr. Liebman brings to our Board of Directors his significant management and finance experience as an executive officer of a large multinational corporation. Our Board of Directors also benefits from Mr. Liebman’s experience serving on the board of directors and as a board member of another public company.

     Robert B. Taylor has served as the Senior Vice President for Finance and Administration of the Colonial Williamsburg Foundation since 2001. Prior to joining the Colonial Williamsburg Foundation, Mr. Taylor served as Vice President and Treasurer of Wesleyan University from 1985 to 2001. Mr. Taylor also serves on the Board of Directors of Medidata Solutions, Inc. (a global provider of hosted clinical development solutions) and serves as its chair of the audit committee and its nominating and governance committee. Mr. Taylor holds a B.A., magna cum laude, from St. Lawrence University. Mr. Taylor is 63 and has been a Zygo Director since 1988.

     Director Qualifications:

     Mr. Taylor brings to our Board of Directors his significant experience in accounting and finance which qualifies him as our “financial expert” and operational, investment and governance experience from his involvement as a senior executive of several entities, including as chief financial officer of complex enterprises. Our Board of Directors also benefits from Mr. Taylor’s experience serving on the board of directors and as chair of the nominating and governance committee and audit committee of another public company in the technology and health care fields.

     Carol P. Wallace serves as the Chairman, President, and Chief Executive Officer of Cooper-Atkins Corporation (a worldwide supplier and manufacturer of temperature acquisition instruments) for over 15 years. She is also a director of CT Water Service, Inc. (domestic investor-owned water utility in New England) and Sandstone Group, LLC (a privately owned equipment manufacturer in Milwaukee, WI). Ms. Wallace is 55 and has been a Zygo Director since 2005.

     Director Qualifications:

     Ms. Wallace brings to our Board of Directors significant operational and financial experience as a senior executive of a manufacturing company. Our Board of Directors also benefits from Ms. Wallace’s experience serving on the board of directors of another public company.

     Gary K. Willis has been a private investor since 2001. Previously, Mr. Willis served as a director of Zygo from 1992 to 2000 as Zygo’s Chairman of the Board of Directors from 1998 to 2000, and as Zygo’s President and Chief Executive Officer in 1992 and from 1993 through 1999, respectively. He is currently a director of Plug Power Inc. (a publicly traded company that designs, develops and manufactures proprietary fuel cells) and serves on its audit and compensation committees. He is also a director of Rofin-Sinar Technologies, Inc., a publicly traded company, where he serves on its audit, compensation, and nominating committees. He was a director of Vion Pharmaceuticals Inc. (a cancer drug research company) in the past five years. Mr. Willis is 65 and has been a Zygo Director since 2009.

     Director Qualifications:

     Mr. Willis brings to our Board of Directors significant operational and financial experience and industry knowledge as the former President of Zygo. Our Board of Directors also benefits from Mr. Willis’ experience serving on the board of directors and committees of two other public companies in the technology field.

CORPORATE GOVERNANCE

Board Matters

     As of the date of this Proxy Statement, the Board of Directors consisted of seven members. All Board members have been nominated for election at the Annual Meeting of Stockholders to serve until our next Annual Meeting of stockholders contemplated to be held in November 2011. The Board of Directors has determined that each of Samuel H. Fuller, Robert B. Taylor, Carol P. Wallace and Gary K. Willis qualifies as an independent director under applicable Securities and Exchange Commission rules and regulations and the NASDAQ Listing Rules. In accordance with contractual arrangements entered into with Mr. Willis prior to his retirement from Zygo in 2001, and continuing until the contractual arrangements terminated in September 2010, when Mr. Willis reached the age of 65, (i) Mr. Willis continued to be covered under Zygo’s medical insurance plans, with Mr. Willis paying the premiums therefor, (ii) Mr. Willis continued to be covered under a $1 million key man life insurance policy, which premium was paid by Zygo and would have been reimbursed to Zygo, together with a 5% annual rate of return on the capital outlay for such policy, from any proceeds of the policy that would have been paid upon Mr. Willis’ death, and (iii) Mr. Willis was paid $6,500 per year pursuant to a consulting agreement. The Board of Directors has determined that this historical relationship and these contractual arrangements would not interfere with Mr. Willis’ ability to exercise independent judgment in carrying out the responsibilities of a Director of Zygo.

     Fifteen meetings of the Board of Directors were held in fiscal 2010. Each Director attended at least 75% of the total number of meetings held during fiscal 2010 of the Board of Directors and Committees on which he or she served that were held during the period in which the individual served as a Board of Directors or Committee member. While the Company does not currently have a formal policy regarding the attendance of Directors at the Annual Meeting of Stockholders, Directors are encouraged to attend. All Directors attended the prior Annual Meeting of Stockholders.

Board Leadership Structure and Risk Oversight

     Consistent with its responsibility for oversight of the Company, the Board of Directors, among other things, oversees risk management of the Company’s business affairs directly and through the committee structure that it has established. The Board of Directors’ role in the Company’s risk oversight process includes regular reports from senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputation risks. The full Board (or the appropriate Committee) receives these reports from management to identify and discuss such risks.

     The Board periodically reviews with management its strategies, techniques, policies and procedures designed to manage these risks. Under the overall supervision of the Board, management has implemented a variety of processes, procedures and controls to address these risks.

     The Board requires management to report to the full Board on a variety of matters at regular meetings of the Board and on an as-needed basis, including the performance and operations of the Company and other matters relating to risk management. The Audit Committee also receives regular reports from the Company’s independent registered public accounting firm on internal control and financial reporting matters. These reviews are conducted in conjunction with the Board’s risk oversight function and enable the Board to review and assess any material risks facing the Company.

     The Board currently combines the positions of Chief Executive Officer and Chairperson with Dr. Koliopoulos elected Chairperson in February 2010. The Board believes that the Chief Executive Officer is best situated to serve as Chairperson at this time; given the current Chairperson and Chief Executive Officer’s extensive experience in the industry, he is the Director most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. In addition, the Board believes this structure is appropriate because it supports the process of effective and efficient company leadership in alignment with our strategic direction, both short-term and long-term. This structure also enables our Chief Executive Officer and Chairperson to act as a bridge between management and the Board, helping both to act with a common purpose. The Board of Directors appreciates that the advantages gained by having a single Chief Executive Officer and Chairperson must be viewed in light of potential independence concerns. The Board of Directors considers, however, that the Company has adequate safeguards in place to address those concerns. For example, the Board of Directors consists of a majority of independent Directors. In addition, our Audit and Governance/Nominating Committees, which oversee critical matters such as the integrity of our financial statements, the selection and evaluation of directors, and the development and implementation of corporate governance policies, each consist entirely of independent Directors.

     The Chairperson has the following responsibilities: (i) schedule calendar of Board of Directors meetings; (ii) with input from the Board of Directors, plan agenda topics for Board of Directors and Committee meetings; (iii) and undertake other duties on a situational basis. The Board maintains overarching responsibility for assessing potential risk to the Company, and delegates to the various committees of the Board specific responsibility for risk management, according to committee charters. The Audit Committee serves as the primary committee administering risk oversight. The Audit Committee discusses with management major risk areas and actions taken to monitor and control such exposures. The Chairperson monitors significant issues and enterprise risks that may arise between Board of Directors meetings, and assures that the entire Board of Directors becomes involved, when appropriate.

Committees of the Board of Directors

     The Board of Directors has an Audit Committee, Compensation Committee and Corporate Governance/Nominating Committee to assist it in the discharge of its responsibilities. A current copy of our Audit Committee Charter, Corporate Governance/Nominating Committee Charter, Compensation Committee Charter and Code of Business Conduct and Ethics are available free of charge on our website at www.zygo.com. Copies of these documents are also available in print free of charge to any stockholder who requests them. Requests should be sent to Secretary, Zygo Corporation, Laurel Brook Road, Middlefield, Connecticut, 06455.

Audit Committee

     The Audit Committee is responsible for the appointment, compensation, and oversight of our independent registered public accounting firm which prepares or issues an audit report or related work, oversees the accounting and financial reporting processes and audits of the financial statements and reviews the procedures and policies with respect to internal accounting controls. Sixteen meetings of the Audit Committee were held in fiscal 2010. Ms. Wallace and Messrs. Taylor and Fuller presently are the members of the Audit Committee and are independent in accordance with Rule 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Mr. Taylor, the Chairperson of the Audit Committee, satisfies the criteria adopted by the Securities and Exchange Commission to serve as an “audit committee financial expert.”

Compensation Committee

     The principal role of the Compensation Committee is to oversee the design and management of our compensation philosophy and compensation programs. The Compensation Committee supervises our compensation policies; administers the employee incentive plans; reviews or recommends compensation arrangements for certain executive officers and key employees; engages, together with the Corporate Governance/Nominating Committee, in CEO succession planning; approves significant employee benefits; and recommends to the Board of Directors amendments to existing employee benefit plans and the adoption of any new benefit plans.

     During fiscal 2010, the Compensation Committee engaged Radford, an Aon Consulting Company (“Radford Consulting”) to assist in determining our total compensation program. During its engagement, Radford Consulting reported directly to the Compensation Committee, and advised it with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. Radford Consulting has also reviewed our compensation arrangements for our named executive officers and provided us with comparative market data that identifies the compensation policies and arrangements offered by similarly-situated public companies, including executive succession arrangements. Radford Consulting provided the Compensation Committee with analysis regarding salaries, bonuses, equity programs and employment compensation, as well as providing other consulting services as determined by the Compensation Committee.

     The Compensation Committee establishes all elements of compensation paid to the Chief Executive Officer and reviews and approves all elements of compensation paid to our executive officers, including all of our named executive officers. The Chief Executive Officer, in consultation with other members of senior management, makes decisions regarding the compensation of all other executives, subject to review and approval by the Compensation Committee, including the determination, of performance goals under our performance-based incentive compensation program. The Compensation Committee also reviews and makes recommendations to the Board of Directors with respect to the compensation of all non-employee Directors.

     Messrs. Fuller, Liebman and Willis presently are the members of the Compensation Committee and are independent in accordance with the NASDAQ Listing Rules. Mr. Fuller is the Chairperson of the Compensation Committee. The Compensation Committee held five meetings during fiscal 2010.

Corporate Governance / Nominating Committee

     The Corporate Governance / Nominating Committee considers candidates (and potential candidates) to serve as directors who are brought to its attention from whatever source, and recommends to the full Board of Directors the names of those persons willing to serve and who the committee believes will be in our overall best interest to have serve as a director. The Corporate Governance / Nominating Committee utilize a variety of methods for identifying and evaluating director candidates. The Corporate Governance / Nominating Committee may consider candidates recommended by our Directors, members of management, professional search firms, or stockholders. These candidates may be considered at any point during the year. The Corporate Governance / Nominating Committee will evaluate any director candidates recommended by a stockholder in the same manner as candidates otherwise identified by the Corporate Governance / Nominating Committee. The Corporate Governance / Nominating Committee does not have minimum qualification requirements for director candidates. However, it will consider a number of factors in assessing candidates, including the following:
  Personal and professional qualities, ethical standards, diversity of experience and background, accomplishments and reputation in the business community and otherwise; and

  The ability and willingness to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board and its committees.
     The Corporate Governance / Nominating Committee will also consider whether candidates are independent and possess leadership qualities. The Corporate Governance / Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. Stockholders who wish to propose director candidates for consideration by the Corporate Governance / Nominating Committee may do so by writing to our Secretary, giving the candidate’s name, biographical data, and qualifications.

     The Corporate Governance / Nominating Committee also serves as our corporate governance committee, charged with developing and recommending to the Board of Directors a set of corporate governance, business conduct, and ethics principles for Zygo. The Corporate Governance / Nominating Committee reviews these principles at least annually and recommends changes to the Board of Directors when appropriate. Ms. Wallace and Messrs. Taylor and Willis presently are the members of the Corporate Governance / Nominating Committee and are independent in accordance with the NASDAQ Listing Rules. Ms. Wallace is the Chairperson of the Corporate Governance/Nominating Committee. The Corporate Governance / Nominating Committee held four meetings during fiscal 2010.

Code of Ethics

     The Board of Directors has adopted a Code of Ethics applicable to all employees, including our executive officers. The Code of Ethics is available on our website at www.zygo.com.

Communications with the Board of Directors

     Stockholders and other interested parties may communicate with the Board of Directors or specific Directors by mail addressed to: Secretary, Zygo Corporation, Laurel Brook Road, Middlefield, Connecticut, 06455. All communications should include the address, telephone number, and email address of the person submitting the communication and clearly indicate whether the communication is intended for the Board of Directors or an individual member. The Secretary will review all such communications. The communications that are deemed appropriate will be forwarded to the appropriate Director or Directors in advance of each regularly scheduled meeting of the Board of Directors. Communications will be deemed inappropriate if they are merely solicitations for products or services or relate to matters that are of a type that are clearly improper or irrelevant to the functioning of the Board of Directors or our business and affairs.

Certain Relationships and Related Transactions

     We do not have a formal, written policy for related party transactions. At varying times in the past, related party transactions have been approved by the Audit Committee, subject to the approval of the Board of Directors (with the recusal of any interested Director, as necessary). Generally, a related party transaction is on terms no less favorable to the third party than terms generally available to an unaffiliated third party under the same or similar circumstances.

     Mr. Seymour E. Liebman, a member of our Board of Directors since 1993, has been the Executive Vice President and General Counsel of Canon U.S.A., Inc., an affiliate of Canon Inc. (“Canon”) since 1996 and an Executive Officer of Canon since April 2009. Canon beneficially owns more than five percent of our Common Stock. Canon Sales Co., Inc., a subsidiary of Canon, acts as an exclusive distributor of certain of our products in Japan. Sales to Canon and Canon Sales Co., Inc. aggregated approximately $8.8 million for fiscal 2010, or approximately 9% of our total net sales. Selling prices were based, generally, on the normal terms given to domestic distributors. In addition, Canon and we have entered into agreements providing for confidential exchanges of certain technology, similar to agreements with various other customers. As a member of our Board of Directors, Mr. Liebman’s long standing employment with Canon is noted by the Board of Directors when it makes its determination as to Director independence.

     Dr. Stephen D. Fantone has been Chief Executive Officer and President of Optikos Corporation (“Optikos”) since 1982. We have engaged Optikos for optical engineering services for approximately $203,000 and $175,000 in fiscal 2008 and 2007, respectively. There have been no payments to Optikos since December 2007.

     Ms. Carol P. Wallace is a general partner in a partnership that currently owns property previously owned by Zygo. We are aware of certain levels of environmental contamination on this property. In fiscal 2010, we paid the partnership $12,748 to cover 50% of environmental investigation costs. There has been no determination nor are we able to reasonable estimate the cost associated with the remediation, if any is necessary, or which party may ultimately be liable for the remediation.

     Mr. Gary K. Willis served on the Board of Directors of Zygo from February 1992 to November 2000, including Chairman of the Board of Directors from November 1998 to November 2000, and served as President and Chief Executive Officer from 1992 and 1993 through 1999, respectively. In accordance with contractual arrangements entered into with Mr. Willis prior to his retirement, (i) Mr. Willis was covered under Zygo’s medical insurance plans, with Mr. Willis paying the premiums therefor, (ii) Mr. Willis was covered under a $1 million key man life insurance policy, which premium is paid by Zygo and will be reimbursed to Zygo, together with a 5% annual rate of return on the capital outlay for such policy, from any proceeds of the policy that are paid upon Mr. Willis’ death, and (iii) Mr. Willis had a consulting agreement with Zygo under which he was paid $6,500 per year. In accordance with their terms, these contractual arrangements expired in September 2010, when Mr. Willis reached the age of 65.

Security Ownership of Certain Beneficial Owners

     The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of August 31, 2010 (except as otherwise noted), (i) by each person known by us to own beneficially 5% or more of our Common Stock, (ii) by each Director and nominee, (iii) by each executive officer named in the Summary Compensation Table (as provided later in this Proxy Statement), and (iv) by all Directors and executive officers of our Company as a group. All such beneficial owners have sole voting and investment power with respect to the shares of Common Stock shown as owned by them, except for shares which can be acquired by the exercise of stock options, and as may otherwise be noted. Unless otherwise indicated, the address for the named persons is c/o Zygo Corporation, Laurel Brook Road, Middlefield, Connecticut 06455.

Directors, Officers, and
5% Stockholders	Amount and Nature of Beneficial Ownership (1)			Percentage
				of Total
		Options		Shares
	Shares of Common	Exercisable within		Outstan-
	Stock	60 days	Total	ding (1)
5% or Greater Stockholders:
Canon Inc. (2)	1,210,410	—	1,210,410	6.9%
MAK Capital One LLC (3)	3,388,512	—	3,388,512	19.4%
T. Rowe Price Associates, Inc. (4)	1,509,520	—	1,509,520	8.3%
Dimensional Fund Advisors LP (5)(6)	1,232,978	—	1,232,978	7.1%
Royce & Associates LLC (7)	873,257	—	873,257	5.0%

Directors: (9)
Stephen D. Fantone	8,000	4,000	12,000	*
Samuel H. Fuller	16,000	26,000	42,000	*
Chris L. Koliopoulos	204,791	--	204,791	1.2%
Seymour E. Liebman (8)	57,000	27,000	84,000	*
Robert B. Taylor	27,500	27,000	54,500	*
Carol P. Wallace	16,000	18,000	34,000	*
Gary K. Willis	131,646	4,000	135,646	*

Named Executive Officers: (9)
J. Bruce Robinson (11)	75,823	274,625	350,448	2.0%
Chris L. Koliopoulos	204,791	--	204,791	1.2%
Douglas J. Eccleston	9,661	61,625	71,286	*
David J. Person (10)	26,476	117,575	144,051	*
Walter A. Shephard (12)	18,731	93,275	112,006	*
John M. Stack	23,366	58,825	82,191	*
All Directors and Executive Officers as a group (13 persons)
(8)	633,303	804,550	1,437,853	7.8%
____________________

*	Less than 1%
(1)	A person is deemed to be the beneficial owner of securities owned or which can be acquired by such person within 60 days of September 21, 2010 upon the exercise of stock options. Each person’s percentage ownership is determined by assuming that such options beneficially owned by such person (but not those owned by any other person) have been exercised.
(2)	Information derived from NASDAQ online as of August 19, 2010. The address of this holder is Canon, Inc., 20-2 Kiychara-Kogyo-Danchi, Utsunamiya-Shi, Tochigi-Ken 321-3292, Japan.

(3)	Share ownership information is based on information contained in a Form 4 filed with the Securities and Exchange Commission on February 16, 2010. The address of this holder is 590 Madison Ave., 9th Floor, New York, New York, 10022.
(4)	Share ownership information is based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2010. The address of this holder is 100 E. Pratt Street, Baltimore, Maryland, 21202.
(5)	Share ownership information is based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2010. The address of this holder is Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(6)	Schedule 13G filed with the Securities and Exchange Commission on February 10, 2010 for Dimensional Fund Advisors LP indicates sole voting power for 1,201,830 shares and sole dispositive power for 1,232,978 shares. In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain other commingled group trusts and separate accounts (“Funds”). In its role neither Dimensional Fund Advisors LP nor its subsidiaries possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such securities.
(7)	Share ownership information is based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2010. The address of this holder is Royce & Associates, LLC, 745 Fifth Avenue, New York, NY 10151.
(8)	Does not include 1,210,410 shares owned by Canon Inc., an affiliate of Canon U.S.A., Inc.
(9)	No shares are pledged as security.
(10)	Includes 17,000 shares of common stock which will vest on September 15, 2010. Mr. Person retired as Vice President of Human Resources on September 15, 2010.
(11)	Mr. J. Bruce Robinson’s transitioned from his role as Chief Executive Officer into a consulting position with Zygo effective January 19, 2010.
(12)	On August 27, 2010, Mr. Shephard resigned from his positions with the company.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and Directors, and persons who beneficially own more than ten percent of our Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, Directors, and greater than ten percent beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they filed.

     Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers and Directors, we believe that during fiscal 2010, all Section 16(a) filing requirements applicable to our executive officers, Directors, and greater than ten percent beneficial owners were complied with on a timely basis.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

     Overview

     The Compensation Committee of our Board of Directors (hereafter, in this section of the Proxy Statement referred to as the “Compensation Committee”) seeks to align our executive compensation programs with our values and objectives, management and business strategies, financial performance, individual performance and increased stockholder value.

     The Compensation Committee establishes all elements of compensation paid to the Chief Executive Officer (“CEO”) and reviews and approves all elements of compensation paid to our executive officers, including all of the other executive officers reported in the Summary Compensation Table (these executive officers together with the CEO are referred to as the “named executive officers”). The CEO makes decisions regarding the compensation of all other executives, subject to review and approval by the Compensation Committee. The Compensation Committee also reviews and makes recommendations to the Board of Directors with respect to the compensation of all non-employee Directors.

     Compensation Philosophy and Objectives

     We apply a consistent philosophy to the compensation programs for all employees based on the principle that our achievements result from the coordinated efforts of all individuals working toward common objectives. Our basic philosophy is that the success of both the Company and an employee depends on achieving a level of performance focused on contributions that support our business goals. Our guiding compensation objectives focus on:
  attracting and retaining highly qualified individuals to serve in critical positions with us by striving to be a highly regarded employer who seeks to offer competitive compensation and career opportunities;

  aligning employee compensation with our objectives, financial performance and stockholder value; and

  sharing our financial success with employees.
     We support a “pay for performance and contributions” philosophy by tracking performance and recognizing and rewarding employee contributions toward financial success. We strive to implement strategies for delivering compensation that are well structured, competitive with our peer companies, provide sufficient emphasis on pay for performance and contributions and are appropriately aligned with our financial goals and long-term stockholder returns. Our compensation program is designed to reward our employees for their performance and contributions to the achievement of key business goals.

     Compensation Consultant

     The Compensation Committee has directly engaged Radford Consulting, as its compensation consultant to assist in determining our total compensation program. Radford Consulting provides the Compensation Committee with competitive market data and analysis regarding salaries, bonuses, equity programs, employment contracts, CEO succession planning and other employee compensation, and makes recommendations concerning Board of Director compensation. In addition, Radford Consulting provides other consulting services as determined by the Compensation Committee. See the discussion below and under the heading “Compensation Committee” in the Corporate Governance section for additional information.

     In January 2010, Mr. Robinson retired as CEO. The Board of Directors retained Spencer Stuart, an executive search firm, to assist in recruiting a new CEO, Dr. Chris Koliopoulos. Spencer Stuart did not perform any other consulting services for Zygo during fiscal 2010.

     Determining Executive Compensation and Competitive Positioning

     The Compensation Committee reviews executive officer compensation not less than annually to ensure it is consistent with our compensation philosophy, Company and individual performance, changes in the market and changes in the executives’ individual responsibilities. Each year we conduct a review of each executive officer, including the CEO. The CEO presents to the Compensation Committee his evaluation of each executive officer, which includes a review of the executive’s contribution and performance during the past year (as compared to the goals established at the beginning of the year for the executive as described in more detail below), strengths, weaknesses, development plans and succession potential. The reviews typically focus on the executive’s performance in the past year. The Compensation Committee, based on the CEO’s presentation and the committee’s own assessment, then determines which of the previously set targets were met for each executive and, if appropriate, approves each executive’s performance-based incentive award for the past year, including any discretionary elements to such awards. As part of this review and analysis, and as more fully described below, the Compensation Committee also determines the elements of each executive officer’s total compensation, including performance-based compensation, for the following fiscal year, taking into account in each case the CEO’s evaluation, the scope of the executive’s responsibilities and experience and the Compensation Committee’s own review of survey data provided by Radford Consulting.

     The Compensation Committee, in determining the CEO’s compensation, takes into account his position, his years of dedicated service and his industry expertise along with competitive market data. The Compensation Committee also considers the CEO’s unique responsibilities in overseeing all of our businesses, operations, development and overall strategy, and his role as the public face of our Company, which shapes our corporate image and identity. These factors differentiate the CEO from the other named executive officers. In light of these factors, the Compensation Committee believes that the CEO’s compensation is appropriate and adequately reflects our compensation objectives.

     Toward the end of each fiscal year, executive management, including all of our named executive officers, develops, and the Board of Directors approves, our operating and financial goals for the following year based on the confidential strategic plan and budget. These Company goals drive the specific performance goals for our named executive officers for the following year. Management works with the Compensation Committee to establish these goals and the Compensation Committee approves them at the beginning of each year. The Compensation Committee establishes goals for our executives so that target attainment is not assured; meaning the executives’ receipt of compensation for performance at or above target will require significant effort on their part. See the discussion under “Performance-Based Incentive Compensation” below for additional information.

     Each year, the Compensation Committee benchmarks our salary, cash and equity incentive compensation levels and practices against a peer group of comparable high-technology companies to determine the amount of named executive officer compensation. The Compensation Committee believes this group of companies (described in more detail below) provides an appropriate peer group because we compete against them for employees at the executive level, are of similar size, and have similar or best market practices in our industry. The Compensation Committee uses data that it obtains from these companies through surveys, proxy statements and other public filings. In addition, this data is supplemented by survey data provided by Radford Consulting on companies within the broader semiconductor and high technology markets with annual revenues between $50 and $200 million. The Compensation Committee periodically reviews the companies in our peer group and adds or removes companies as necessary in an effort to ensure that our peer group comparisons are meaningful. The companies that comprised our peer group in fiscal 2010 for the purposes of compensation are: Axsys Technologies, Inc., Cascade Microtech, Inc., Cohu, Inc., Electro Scientific Industries, Inc., EXFO Electro Optical Engineering, Inc., Faro Technologies, Inc., GSI Group, Inc., II-VI Incorporated, Intevac, Inc., Ixia, Keithley Instruments, Inc., LeCroy Corp., LTX Corp., Mattson Technology, Inc., Nanometrics, Inc., Rudolph Technologies, Inc., and X-Rite, Incorporated.

     The Compensation Committee targets all elements of compensation at the market median (50th percentile) for our peer group. The Compensation Committee does not target a specific mix of pay. The Compensation Committee targets total direct compensation (comprised of base salary, annual cash incentives and equity-based compensation) to be heavily driven by Company performance. At the target level of performance, total direct compensation is positioned at the median of our peer group, although actual compensation paid can be below 25th percentile or above 75th percentile, based on actual performance. To arrive at these levels of the base salaries, cash incentive targets, and total direct compensation of our named executive officers, the Compensation Committee considers corresponding percentile data gathered from proxy statements for the positions of the named executive officers in relation to the named executive officers of our peer group, as well as the same data from published surveys for each position, where available. Further, individuals may be paid above or below targeted levels based on individual performance and tenure.

     Fiscal 2010 Executive Compensation Components

     Our compensation philosophy emphasizes incentive compensation with a balance between short-term and long-term strategic objectives. Consistent with this philosophy, a significant amount of the total annual target compensation available to our named executive officers is variable depending on our financial results. To achieve this, we use equity-based compensation and a performance-based cash bonus program. The Compensation Committee consults with Radford Consulting in deciding how to balance our long-term versus short-term incentives. The performance measurement period for our performance-based cash bonus program is our fiscal year. Short-term incentives consist of the annual cash bonus program and our long-term incentives consist of stock options, restricted stock, and restricted stock units.

     In fiscal 2010, the compensation for the named executive officers was comprised of the following elements:
  Base salary

  Performance-based incentive compensation

  Long-term equity incentive compensation

  Deferred compensation and other benefits

  Perquisites
     Base Salary: Base salary reflects the executive’s responsibilities, performance and expertise and is designed to be competitive with salary levels in effect at comparable high-technology companies. The base salary provides a basic level of compensation and is necessary to recruit and retain executives. As discussed above, the Compensation Committee (with the CEO for the other named executive officers) establishes salaries on the basis of personal performance and the advice and competitive market data provided by Radford Consulting. Temporary salary reductions ranging from 10% - 25% were implemented for all officers during fiscal 2010. In light of improving business conditions, the salary reductions for the CEO and other executive officers were readjusted from 20% to 12% on May 12, 2010. In addition, there was one unpaid week of furlough taken by all executive officers during the first quarter of fiscal 2010.

     Performance-Based Incentive Compensation: We have designed a performance-based management incentive program to promote high performance and goal achievement by our executives, including our named executive officers. Our annual incentive bonus program is tied to the achievement of pre-established business goals for the fiscal year. The annual incentive bonus program is designed to support our strategic business objectives, promote the attainment of specific financial goals, reward achievement of specific performance objectives, and encourages leadership and teamwork. The annual cash bonus program targets are based on our confidential strategic plan and budget for the year. The Compensation Committee establishes threshold and maximum performance targets in conjunction with management. The amount of each executive’s annual incentive bonus program payout is based on the extent to which we achieve or exceed the targets. Each executive is assigned a participation level which generally reflects the executive’s rank and is expressed as a percentage of the executive’s base salary. No executives received a cash bonus payout for fiscal 2010.

     Pursuant to his previously disclosed employment agreement with the Company, Dr. Chris L. Koliopoulos was entitled to a target bonus opportunity equal to up to 50% of his base salary for the fiscal year ended June 30, 2010, based upon the attainment of performance objectives. On May 12, 2010, Dr. Koliopoulos offered and voluntarily agreed that he would forego any compensation payable to him pursuant to this target bonus opportunity for fiscal 2010.

     In October 2009, we entered into an agreement with Mr. Robinson (“Retirement Agreement”) pursuant to which Mr. Robinson transitioned from his role as Chief Executive Officer into a consulting position with Zygo. Payments under the Retirement Agreement include incentive bonuses of $300,000 for the completion of two strategic initiatives. Mr. Robinson elected to defer the payments under our deferred compensation plan.

     The CEO works in conjunction with the other named executive officers to develop their company goals, which are approved by the Compensation Committee. The named executive officers’ goals are designed to align with the Company and CEO goals. There was no payout of the annual cash bonus for any executive officer during fiscal 2010.

     We may adjust our performance targets under our annual cash bonus program to eliminate the effects of charges for the following: restructurings; amortization of acquisition-related intangible assets; discontinued operations; extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, all as determined in accordance with standards established by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 360-10-20; property, plant, and equipment; and the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in our financial statements, notes to the financial statements and/or in management’s discussion and analysis of financial condition and results of operations (MD&A) appearing in our Form 10-K for the applicable year. We believe it is appropriate to use adjusted EBIT because the Compensation Committee and management use the same measure to evaluate the day-to-day performance of businesses. Accordingly, the Compensation Committee believes adjusted EBIT is an appropriate measure of Company performance on which to base its performance compensation decisions. Unless otherwise noted in this proxy statement, any reference we make to “EBIT” means “adjusted EBIT”.

     Long Term Equity Incentive Compensation: We grant equity awards (stock options, restricted stock, restricted stock units, and such other equity awards that may be approved by the Board of Directors from time to time) under our 2002 Equity Incentive Plan to provide long-term incentives for executive officers and key employees. Equity awards are designed to align the interests of employees with those of the stockholders and to provide each individual with a significant incentive to manage the Company from the perspective of a stockholder. In addition to stock option awards, the Compensation Committee believes restricted stock and restricted stock unit grants are beneficial because they offer a retention incentive that is provided at no cost to our named executive officers.

     The Compensation Committee determines award types and amounts with reference to market data provided to the Compensation Committee by Radford Consulting, as well as the peer group study described above. Equity awards are granted annually during a pre-determined Compensation Committee/Board of Directors meeting. Any equity awards granted to new employees are granted on the hire date. Other equity awards for retention or promotion purposes are granted on the date the Compensation Committee approves the grant. The amount of each grant is based upon each individual’s position, tenure and responsibilities; however there is no set formula.

     The exercise price of an option is the closing price of our common stock on NASDAQ on the date of grant. Our stock plan prohibits the grant of any option with an exercise price lower than the grant date closing price. Options generally vest 25% each year over four years. Restricted stock awards and restricted stock units generally vest over four years, 50% after three years and the remaining 50% after the fourth year. We do not select grant dates for our named executive officers in coordination with the release of material non-public information.

      In accordance with his Employment Agreement, Dr. Koliopoulos received an initial equity award (the “Initial Equity Award”) consisting of an option to purchase 250,000 shares of Company common stock for a purchase price per share of $10.83. The Initial Equity Award is governed by a stock option agreement (the “Stock Option Agreement”) which provides, among other things, that the options covered by the Initial Equity Award will vest in four equal annual increments beginning on the first anniversary of the grant date, subject to Dr. Koliopoulos’ continuous employment or other service through the applicable vesting date. In general, the Initial Equity Award will become fully vested if, before the end of the term of the Employment Agreement, Dr. Koliopoulos’ employment is terminated other than in a termination by the Company for Cause (as defined in the Employment Agreement) or a termination by Dr. Koliopoulos without Good Reason (as defined in the Employment Agreement), as described in Item 1.01(1) above. The Stock Option Agreement provides that the options will expire ten years from the date of grant to the extent not earlier exercised. The Initial Equity Award is an “inducement grant” that was made pursuant to NASDAQ Listing Rule 5365(c)(4) in connection with Dr. Koliopoulos’ entering into the Employment Agreement, and was not made pursuant to the Company’s Equity Incentive Plan (the “Plan”). However, the Stock Option Agreement will be subject to and construed in accordance with the terms of the Company’s Equity Incentive Plan as if the Initial Equity Award had been made pursuant to that Plan.

     Deferred Compensation and Other Benefits: The Compensation Committee believes that offering deferred compensation arrangements is reasonable and consistent with our overall compensation program because they better enable us to attract and retain superior employees for key positions. We offer a 401(k) plan to provide our employees a tax-advantaged savings vehicle. All of our U.S. employees are entitled to participate in our 401(k) plan. Non-U.S. employees are covered under different retirement plans. Our plan allows us to match dollar-for-dollar on the first 3% of employee contribution, and $0.50 on the dollar for the next 2% of employee contribution. As part of our cost-cutting measures, we suspended the 401(k) match program until otherwise reinstated. Additionally, under our Amended and Restated Profit Sharing Plan, employees may receive a discretionary 401(k) contribution, determined annually by the Board of Directors, comprised of profit sharing.

     We also offer a non-qualified deferred compensation plan to provide our key executives, including all of the named executive officers, a tax-advantaged savings vehicle. Investment vehicles mirror the qualified deferred compensation plan. There are no Company contributions made to this plan. Currently, our former CEO is the only named executive officer participating in the non-qualified deferred compensation plan. We believe our deferred compensation plans, in the aggregate, enhance our ability to attract and retain key employees because they enhance the range of benefits we offer to key employees.

     In fiscal 2001, we initiated an Employee Stock Purchase Plan (“ESPP”). Under the ESPP, eligible employees could elect to contribute, on an after-tax basis, between 1% and 10% of their eligible salary to purchase our Common Stock, provided that an employee could not purchase more than $25,000 worth of Company stock per year pursuant to Internal Revenue Service restrictions. We issue shares of our Common Stock under the ESPP in semi-annual offerings to eligible electing employees at a price that is equal to 95% of the Common Stock’s fair value at the end of the semi-annual period. In fiscal 2009, the Compensation Committee suspended the ESPP until otherwise reinstated.

     We offer a variety of health and welfare programs to all eligible employees. Our named executive officers generally are eligible for the same benefit programs on the same basis as the rest of the broad-based employees. The health and welfare programs are intended to encourage a healthy lifestyle and protect employees against catastrophic loss. Our health and welfare programs include medical, dental, disability, life insurance, and accidental death and dismemberment.

     Perquisites: We provide named executive officers with perquisites, reflected in the All Other Compensation column in the Summary Compensation Table below. The Compensation Committee believes these perquisites are reasonable and consistent with our overall compensation program, because they better enable us to attract and retain superior employees for key positions. The Compensation Committee reviews and approves perquisites provided to the named executive officers. These benefits include an automobile allowance, 401(k) Company match (when in effect for all employees), discretionary 401(k) Company contribution (when in effect for all employees), and the cost of premiums paid on life insurance.

     Severance Plans

     The Compensation Committee believes there are long-term benefits to stockholders by retaining senior executives in the competitive employment environment. We have entered into employment agreements with certain of our named executive officers that provide these executives with severance benefits, as discussed further under “Potential Payments upon Termination or Change of Control” below.

     Risks Presented by Compensation Programs

     We have reviewed our compensation policies as they pertain to risk and we have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on our Company. Several elements of the compensation program are designed to promote long-term stockholder value and incorporate components to mitigate risk, including the executive officers, and a four year vesting period for most equity-based compensation. In addition, our executive officers are encouraged to retain common stock ownership in the Company as this aligns their interests them with other stockholders. To the extent that our compensation programs create a potential misalignment of risk incentives, we believe that we have more than adequate compensating controls to mitigate against the potential impact of any such misalignment.

     Tax Considerations

     Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation meets certain requirements for “performance-based” compensation. In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to us and to our executives. However, tax consequences, including but not limited to tax deductibility by the Company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the Compensation Committee’s and the Company’s control. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For these reasons, although the Compensation Committee considers tax deductibility as one of the factors in determining executive compensation, it does not necessarily limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee also considers alternative forms of compensation consistent with our compensation goals, which preserve deductibility as much as possible.

     Conclusion

     In reviewing our compensation programs, we have concluded that each element of compensation, as well as the total compensation delivered to the named executive officers and other executives, is reasonable, appropriate, and in the best interests of the Company and our stockholders. We believe these programs meet our objectives of establishing a compensation package that attracts and retains a strongly motivated leadership team, shares the Company’s financial success with employees, aligns the compensation of the executives with our goals and stockholder value, and rewards outstanding performance and the achievement of strategic goals. At the same time, the compensation package is intended to remain consistent with those offered by competitive companies within the industry. We believe that our compensation programs have enabled us to recruit and secure a talented and motivated leadership team through which we strive toward improving stockholder value. In addition, we believe that each named executive officer’s compensation levels during fiscal 2010 adequately reflect our compensation objectives.

Compensation Committee Report

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal 2010 required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors (and the Board of Directors approved) that the Compensation Discussion and Analysis be included in our Proxy Statement on Schedule 14A. This report is provided by the following independent Directors, who comprise the committee:

COMPENSATION COMMITTEE

SAMUEL H. FULLER, Chairperson
SEYMOUR E. LIEBMAN
GARY K. WILLIS

Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee (i) was, during fiscal 2010, an officer or employee of Zygo or any of our subsidiaries nor (ii) had any relationship with us that would require disclosure. No other interlocking relationship existed between any member of the Compensation Committee or one of our executive officers, on the one hand, and any member of the Compensation Committee or an executive officer of any other entity, on the other hand.

SUMMARY COMPENSATION TABLE

     The following table contains information concerning the compensation for our Chief Executive Officer, former Chief Executive Officer, Chief Financial Officer, and our other three most highly compensated executive officers (which we collectively refer to as the “named executive officers”), for the fiscal years ended June 30, 2010, 2009 and 2008.

Summary Compensation Table

Name and Principal	Year	Salary ($)	Bonus	Stock	Option	Non-	Change in	All Other	Total ($)
Position			($)	Awards	Awards	Equity	Pension	Compensa-
				($)	($)	Incentive	Value and	tion ($)
						Plan	Nonqualified
						Compensa-	Deferred
						tion ($)	Compensation
							Earnings ($)

				(1)	(2)	(3)	(4)	(5)
Chris Koliopoulos (6)	2010	$161,500	$-	$-	$1,049,198	$-	$-	$300,274	$1,510,972
Chief Executive
Officer

J. Bruce Robinson	2010	$204,643	$-	$-	$-	$300,000	$132,519	$53,231	$690,393
Former Chief	2009	$378,551	$-	$273,700	$-	$-	$(138,183)	$18,754	$532,822
Executive Officer	2008	$425,000	$-	$-	$-	$-	$(74,419)	$22,039	$372,620

Walter A. Shephard	2010	$215,540		$103,500	$73,467			$12,480	$404,987
Vice President, Chief	2009	$240,871	$-	$106,700	$132,919	$-	$-	$17,462	$497,952
Financial Officer,	2008	$256,533	$-	$127,308	$129,821	$-	$-	$20,166	$533,828
Treasurer

Douglas J. Eccleston	2010	$193,903	$-	$69,000	$73,467	$-	$-	$12,430	$348,799
Senior Vice President,	2009	$216,691	$-	$106,700	$61,937	$-	$-	$17,728	$403,056
Worldwide
Operations	2008	$231,852	$-	$92,700	$42,238	$-	$-	$19,567	$386,357

David J. Person	2010	$164,259	$-	$69,000	$73,467	$-	$-	$12,181	$318,907
Vice President	2009	$183,484	$-	$53,350	$66,459	$-	$-	$17,009	$320,302
Human Resources	2008	$195,925	$-	$49,440	$42,937	$-	$-	$10,800	$299,102

John M. Stack	2010	$195,567	$-	$138,000	$146,934	$-	$-	$12,443	$492,944
President,	2009	$218,551	$-	$128,040	$132,919	$-	$-	$19,416	$498,926
Optics Division	2008	$233,333	$-	$74,160	$76,276	$-	$-	$19,617	$403,386

(1)	This column represents the dollar amount computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensations (“FASB ASC Topic 718”) with respect to current fiscal restricted stock awards as well as for restricted stock awards granted in prior fiscal years. Refer to the Grants of Plan-Based Awards Table for information on awards made in fiscal 2010.
(2)	This column represents the dollar amount computed in accordance with FASB ASC Topic 718 with respect to current fiscal stock option grants as well as for stock option grants granted in prior fiscal years. Refer to the Grants of Plan-Based Awards Table for information on awards made in fiscal 2010.

(3)	This column represents our performance-based incentive bonuses. Mr. Robinson elected to defer an incentive bonus payable to him pursuant to his Retirement Agreement included in this column.
(4)	For further details refer to “Nonqualified Deferred Compensation” below.
(5)	Consists of the following for fiscal 2010:

Category	Koliopoulos	Robinson	Shephard	Eccleston	Person	Stack
Auto allowance and expense	$1,734	$5,850	$10,800	$10,800	$10,800	$10,800
Living allowances	4,445	-	-	-	-	-
Consulting services	-	46,875	-	-	-	-
Income from Zemetrics loan repayment	279,056	-	-	-	-	-
Legal Services	15,000	-	-	-	-	-
Life insurance	39	506	1,680	1,630	1,381	1,643
Total Other Income	$300,274	$53,231	$12,480	$12,430	$12,181	$12,443

(6)	Dr. Chris L. Koliopoulos was a major shareholder of Zemetrics stock as well as being the major holder of Zemetrics’ outstanding shareholder notes. Dr. Koliopoulos received a total of 195,790 shares of Company common stock consisting of 106,233 shares of Company common stock as consideration for the purchase of his shares of Zemetrics stock and 89,557 shares of Company common stock in payment of $680 principal amount of outstanding shareholder notes (plus accrued interest thereon) from Dr. Koliopoulos to Zemetrics. The exchange of Company common stock in payment of his outstanding shareholder notes resulted income of $279,056.

GRANTS OF PLAN-BASED AWARDS

     The following table shows all plan-based awards granted to the named executive officers during fiscal 2010.

Grants of Plan-Based Awards

Name	Grant	Estimated Future			Estimated Future Payouts			All Other	All Other	Exercise or	Grant date
	Date	Payouts Under Non-			Under Equity Incentive			Stock	Option	Base Price	Fair Value of
		Equity Incentive Plan			Plan Awards			Awards:	Awards:	of Option	Stock and
		Awards						Number	Number of	Awards	Option
								of Shares	Securities	($/Sh)	Awards
		Thres-	Target	Maxi-	Thres-	Target	Maxi-	of Stock	Underlying		($/Sh)
		hold	($)	mum	hold	(#)	mum	or Units	Options (#)
		($)		($)	(#)		(#)

								(1)	(2)		(3)
Chris Koliopoulos	1/19/10							-	250,000	$10.83	$1,049,198
J. Bruce Robinson	-							-	-	-	-
Walter A. Shephard	8/26/09							15,000	20,000	$6.90	$176,967
Douglas J. Eccleston	8/26/09							10,000	20,000	$6.90	$142,467
David J. Person	8/26/09							10,000	20,000	$6.90	$142,467
John M. Stack	8/26/09							20,000	40,000	$6.90	$284,934

(1)	This column shows the number of shares of restricted stock units granted in fiscal 2010 to the named executive officers. Restricted stock granted vests 50% after the third year, and the remaining 50% after the fourth year.
(2)	This column shows the number of shares of stock options granted in fiscal 2010 to the named executive officers. The stock options vest 25% a year over four years.
(3)	This column shows the full grant date fair value of stock and option awards granted to the named executive officers. The assumptions used in calculating these amounts are set forth in Note 14 to our Consolidated Financial Statements included in our 2010 Annual Report on Form 10-K for the year ended June 30, 2010.

EMPLOYMENT AGREEMENTS

     In January 2010, Dr. Koliopoulos agreed to serve as President and Chief Executive Officer. Dr. Koliopoulos’ terms of employment provide for a starting salary of $425,000. Dr. Koliopoulos also was awarded a stock option grant to purchase 250,000 shares of our Common Stock at the market price on the date of grant, with 25% of the stock options vesting at the end of each of the first four years.

     In January 1999, we entered into an employment agreement with Mr. Robinson. Under the employment agreement, Mr. Robinson received an annual base salary of $250,000, or such higher amount as the Board of Directors determined from time-to-time. The employment agreement, which was for an initial term of one year, provides for automatic one-year renewal terms unless terminated by either party upon thirty (30) days prior written notice. The employment agreement also provided for the grant to Mr. Robinson of a stock option to purchase 50,000 shares of our Common Stock, at the market price on the date of grant, with 25% of the stock option vesting at the end of each of the first four years. Effective November 18, 1999, Mr. Robinson’s employment agreement was amended to change Mr. Robinson’s position to President and Chief Executive Officer and to increase his annual base salary to $275,000. In October 2009, we entered into the Retirement Agreement with Mr. Robinson pursuant to which Mr. Robinson transitioned from his role as Chief Executive Officer into a consulting position with Zygo. Payments under the Retirement Agreement included incentive bonuses for $300,000 for the completion of two strategic initiatives. In addition, for a period of four years after his retirement, Mr. Robinson has agreed to provide consulting services to Zygo at the request of the Company and at the convenience of Mr. Robinson, not to exceed six hours in any one week. Subject to the terms of the Retirement Agreement, Zygo will make monthly payments to Mr. Robinson during the four-year consulting period at an annual rate of $112,500. Mr. Robinson’s retirement as Chief Executive Officer was effective January 19, 2010.

     In February 2004, Mr. Shephard agreed to serve as Vice President-Finance, Chief Financial Officer, and Treasurer. Mr. Shephard’s terms of employment provide for a starting salary of $195,000. Mr. Shephard also was provided a stock option grant to purchase 15,000 shares of our Common Stock, at the market price on the date of grant, with 25% of the stock options vesting at the end of each of the first four years. Effective June 15, 2007, Mr. Shephard’s employment agreement was amended to increase his annual base salary to $244,200 (or such higher amount as the Board of Directors may determine from time-to-time). On August 27, 2010, Mr. Shephard resigned from his positions with the Company.

     In November 2006, we entered into an employment agreement with Mr. Stack. Under the employment agreement, Mr. Stack receives an annual base salary of $225,000, or such higher amount as the Board of Directors may determine from time-to-time. The employment agreement, which was for an initial term of one year, provides for automatic one-year renewal terms unless terminated by either party upon thirty (30) days prior written notice. The employment agreement also provided for the grant to Mr. Stack of a stock option to purchase 15,000 shares of our Common Stock, at the market price on the date of grant, with 25% of the stock option vesting at the end of each of the first four years.

     In November 2007, we entered into an employment agreement with Mr. Eccleston. Under the employment agreement, Mr. Eccleston receives an annual base salary of $233,000, or such higher amount as the Board of Directors may determine from time-to-time. The employment agreement, which was for an initial term of one year, provides for automatic one-year renewal terms unless terminated by either party upon thirty (30) days prior written notice.

     In November 2007, we entered into an employment agreement with Mr. Person. Under the employment agreement, Mr. Person receives an annual base salary of $197,000, or such higher amount as the Board of Directors may determine from time-to-time. The employment agreement, which was for an initial term of one year, provides for automatic one-year renewal terms unless terminated by either party upon thirty (30) days prior written notice. Mr. Person retired effective September 15, 2010.

     During fiscal 2010, each of the named executive officers participated in Company-wide pay reduction programs, including pay decreases.

     In addition, each of our agreements with Messrs. Koliopoulos, Robinson, Shephard, Stack, Eccleston, and Person provide for certain “Change in Control” and other severance payments in the event of the involuntary termination of their respective employment by Zygo. These arrangements are more fully described below under the heading “Potential Payments upon Termination or Change of Control.”

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table shows the number of outstanding equity awards held by the named executive officers at June 30, 2010.

Outstanding Equity Awards at Fiscal Year-End
	Option Awards				Stock Awards
Name	Number of	Number of		Option	Option	Number of Shares		Market Value
	Securities	Securities		Exercise	Expira-	or Units of Stock		of Shares or
	Underlying	Underlying		Price	tion Date	That Have Not		Units of Stock
	Unexercised	Unexercised		($)		Vested (#)		That Have Not
	Options	Options						Vested
	Exercisable	Unexercisable (#)						($)
	(#)							(1)
Chris Koliopoulos	-	250,000	(13)	$10.83	1/18/20	-		$-
J. Bruce Robinson (14)	15,000	-		$77.75	9/7/10	8,000	(2)	$64,880
	52,700	-		$87.00	9/28/10
	16,925	-		$18.64	6/25/11
	35,000	-		$12.51	8/19/11
	25,000	-		$6.54	8/25/12
	50,000	-		$10.00	8/17/13
	15,000	-		$9.01	8/22/14
	40,000	-		$10.40	8/23/15
	30,000	10,000	(7)	$12.83	8/22/16
Walter A. Shephard (15)	15,000	-		$16.45	2/26/14	4,500	(2)	$36,495
	9,000	-		$9.01	8/22/14	10,300	(3)	$83,533
	15,000	-		$10.40	8/23/15	10,000	(4)	$81,100
	11,250	3,750	(7)	$12.83	8/22/16	15,000	(5)	$121,650
	12,850	12,850	(8)	$12.36	8/20/17
	7,500	22,500	(9)	$10.67	8/19/18
	-	20,000	(10)	$6.90	8/25/19
Douglas J. Eccleston	7,500	-		$5.20	3/9/13	2,750	(2)	$22,303
	4,000	-		$10.00	8/17/13	5,400	(3)	$43,794
	9,000	-		$9.01	8/22/14	7,500	(4)	$60,825
	8,000	-		$10.40	8/23/15	10,000	(5)	$81,100
	6,000	2,000	(7)	$12.83	8/22/16
	6,750	6,750	(8)	$12.36	8/20/17
	5,000	15,000	(9)	$10.67	8/19/18
	-	20,000	(10)	$6.90	8/25/19
David J. Person (16)	8,000	-		$77.75	9/7/10	2,000	(2)	$16,220
	5,500	-		$87.00	9/28/10	4,000	(3)	$32,440
	3,375	-		$18.64	6/25/11	5,000	(4)	$40,550
	7,000	-		$12.51	8/19/11	10,000	(5)	$81,100
	11,200	-		$6.54	8/25/12
	25,000	-		$10.00	8/17/13
	8,000	-		$9.01	8/22/14
	7,000	-		$10.40	8/23/15
	5,250	1,750	(7)	$12.83	8/22/16
	4,250	4,250	(8)	$12.36	8/20/17
	3,750	11,250	(9)	$10.67	8/19/18
	-	20,000	(10)	$6.90	8/25/19
John M. Stack	11,250	3,750	(11)	$16.74	11/19/16	5,000	(6)	$40,550
	11,250	3,750	(12)	$15.32	2/8/17	6,000	(3)	$48,660
	7,550	7,550	(8)	$12.36	8/20/17	12,000	(4)	$97,320
	7,500	22,500	(9)	$10.67	8/19/18	20,000	(5)
	-	40,000	(10)	$6.90	8/25/19

(1)	This value is based on the closing price of our Common Stock on the NASDAQ Global Market on June 30, 2010, which was $8.11 per share, multiplied by the number of shares indicated.
(2)	The restricted stock was granted on August 23, 2006 and vested 50% on August 23, 2009 and 50% on August 23, 2010.
(3)	The restricted stock units were granted on August 21, 2007, of which 50% vested on August 21, 2010 and 50% will vest on August 21, 2011.
(4)	The restricted stock units were granted on August 20, 2008 and vests 50% on August 20, 2011 and 50% on August 20, 2012.
(5)	The restricted stock units were granted on August 26, 2009 and vests 50% on August 26, 2012 and 50% on August 26, 2013.
(6)	The restricted stock was granted on November 20, 2006, of which 50% vested on November 20, 2009 and 50% will vest on November 20, 2010.
(7)	The option to purchase these shares was granted on August 23, 2006, including the number of securities underlying unexercised options exercisable. The total option award vests 25% annually over four years.
(8)	The option to purchase these shares was granted on August 21, 2007, including the number of securities underlying unexercised options exercisable. The total option award vests 25% annually over four years.
(9)	The option to purchase these shares was granted on August 20, 2008, including the number of securities underlying unexercised options exercisable. The total option award vests 25% annually over four years.
(10)	The option to purchase these shares was granted on August 26, 2009, including the number of securities underlying unexercised options exercisable. The total option award vests 25% annually over four years.
(11)	The option to purchase these shares was granted on November 20, 2006, including the number of securities underlying unexercised options exercisable. The total option award vests 25% annually over four years.
(12)	The option to purchase these shares was granted on February 9, 2007, including the number of securities underlying unexercised options exercisable. The total option award vests 25% annually over four years.
(13)	The option to purchase these shares was granted on January 18, 2010, including the number of securities underlying unexercised options exercisable. The total option award vests 25% annually over four years.
(14)	Mr. Robinson ceased to be employed by Zygo on January 18, 2010. In accordance with the terms of Mr. Robinson’s agreement with us, the expiration dates of Mr. Robinson’s outstanding stock options were not adjusted, as reflected in the table.
(15)	Mr. Shephard ceased to be employed by Zygo on August 27, 2010. In accordance with the equity award agreements, the stock options awards issued prior to June 30, 2005 will expire on August 27, 2013. All stock options awards issued after June 30, 2005 will expire on November 26, 2010. All unvested restricted stock awards expired on August 27, 2010.
(16)	Mr. Person ceased to be employed by Zygo on September 15, 2010. In accordance with the equity award agreements, all restricted awards immediately vested on September 15, 2010. The stock options awards issued prior to June 30, 2005 will expire on September 15, 2013. All stock options awards issued after June 30, 2005 will expire on December 15, 2010.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2010

The following table shows the number of shares vested for the named executive officers during fiscal 2010.

Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired	Value Realized	Number of Shares	Value Realized On
	on Exercise (#)	On Exercise ($)	Acquired on Vesting (#)	Vesting ($)
(a)	(b)	(c)	(d)	(e)
Chris Koliopoulos	-	$-	-	$-
Walter A. Shephard	-	$-	9,250	$61,235
J. Bruce Robinson	-	$-	16,000	$105,920
Douglas J. Eccleston	-	$-	5,150	$34,093
David J. Person	-	$-	4,000	$26,480
John M. Stack	-	$-	5,000	$34,550

PENSION BENEFITS

Zygo does not have a tax-qualified defined benefit plan and/or supplemental executive retirement plan.

NONQUALIFIED DEFERRED COMPENSATION

The following table contains information related to our named executive officers’ nonqualified deferred compensation in fiscal year 2010.

Name	Year	Executive	Registrant	Aggregate Earnings	Aggregate	Aggregate
		Contributions in Last	Contributions	(Loss) in Last FY ($)	Withdrawals/	Balance at Last
		FY ($)	in Last FY ($)		Distributions	FYE ($)
					($)
Chris Koliopoulos	2010	$-	$-	$-	$-	$-
Walter A. Shephard	2010	$-	$-	$-	$-	$-
J. Bruce Robinson	2010	$289,947	$-	$132,519 (1)	$-	$921,528
Douglas J. Eccleston	2010	$-	$-	$-	$-	$-
David J. Person	2010	$-	$-	$-	$-	$-
John M. Stack	2010	$-	$-	$-	$-	$-

(1)	This amount was reflected as compensation in the Summary Compensation Table.

     Under our Executive Deferred Compensation Plan, certain key executives are eligible to defer receipt of up to 100% of their non-equity incentive compensation.

     Benefits under the plan represent an unfunded, unsecured promise by us to pay those benefits when due and, if we were to become insolvent, participants would have no greater right to the assets than general creditors. Plan assets in the trust remain our property until made available to participants, and those assets can only be used to pay benefits under the plan, pay our general creditors, and pay the expenses of administering the plan and the trust.

     Participants’ deferrals are fully vested at all times, and participants are allowed to direct investment of their plan accounts in investment alternatives selected by the plan administrator. Each account is valued as of the last day of each calendar quarter, and incremental earnings or losses are then allocated to that account.

     If a participant retires, distributions from the plan must begin no later than the first day of the calendar quarter following the participants’ retirement. In the event of a participant’s death or termination of service with us, distributions from the plan must begin as soon as administratively feasible. Under certain circumstances, distributions may also be made to the participant while he or she is still in service with us.

     J. Bruce Robinson, former Chief Executive Officer, is the only named executive officer who participated in the nonqualified deferred compensation plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

     The employment agreements with Messrs. Koliopoulos, Robinson, Shephard, Stack, Eccleston, and Person described above each provide for a severance package in the event we terminate the individual’s employment with the Company (other than for justifiable cause (as defined in each of the employment agreements), disability, or death). Under his employment agreement, Dr. Koliopoulos would be paid his respective base salary from the time of his involuntary termination to twenty-four months thereafter. Mr. Robinson’s Retirement Agreement provides for payments in lieu of the severance package in his employment agreement, which payments are more fully described above under the heading “Employment Agreements”. Under their respective employment agreements, Messrs. Shephard and Stack would be paid their respective base salaries from the time of their involuntary termination to twelve months thereafter. Under their respective employment agreements, Messrs. Eccleston and Person would be paid their respective base salaries from the time of their involuntary termination to six months thereafter. In addition, in the event Mr. Stack resigns within 90 days of a “Change of Control” (as defined in his agreement) of our Company, and/or Mr. Shephard resigns within one year of a Change of Control, and/or Messrs. Koliopoulos, Eccleston or Person resign as a result of a Change of Control, their respective agreements generally provide for (i) the continued payment of his salary for twenty four months for Dr. Koliopoulos, a one-year period for Messrs. Shephard and Stack and six months for Messrs. Eccleston and Person (ii) the continuation, for a period of the lesser of eighteen months or until covered by another plan, of all existing health insurance, dental coverage, life insurance, AD&D and long-term disability coverage then in effect for Dr. Koliopoulos, one year or until covered by another plan for Messrs. Shephard and Stack and six months or until covered by another plan for Messrs. Eccleston and Person ,and (iii) a pro-rated bonus to Messrs. Koliopoulos, Shephard, Eccleston, and Person (based on the target bonus amount for the fiscal year in which the Change of Control occurs providing Messrs. Shephard, Eccleston, and Person are still employed 90 days after the Change of Control).

     The following table presents the potential estimated payments to each named executive officer as if each individual’s employment had been terminated as of June 30, 2010, the last business day of fiscal 2010. If applicable, the amounts in the table were calculated using the closing market price of Zygo’s common stock on June 30, 2010, which was $8.11 per share.

Potential Payments upon Termination or Change of Control
Name		Severance	Equity with	Pro-rated	Continued	Total ($)
		Pay($)	Accelerated	Bonus($)	Perquisites
			Vesting ($)		and
					Benefits($)
					(2)
Chris Koliopoulos	Change in Control (5)	$850,000	$- (1)	$-	$28,861	$878,861
	Involuntary Termination	$850,000	$- (1)	-	-	$850,000
Walter A. Shephard	Change in Control (4)	$269,360	$321,253	$-	$8,059	$598,672
	Involuntary Termination	$269,360	$156,645	-	-	$426,005
Douglas J. Eccleston	Change in Control (5)	$121,160	$207,089	$-	$8,070	$336,319
	Involuntary Termination	$121,160	$97,158	-	-	$218,318
David J. Person	Change in Control (5)	$102,637	$169,269	$-	$6,968	$278,874
	Involuntary Termination	$102,637	$73,988	-	-	$176,625
John M. Stack	Change in Control (3)	$244,400	$348,730	$-	$17,790	$610,920
	Involuntary Termination	$244,400	$149,183	-	-	$393,583

(1)	Dr. Koliopoulos’ employment agreement additionally provides for the automatic vesting of unvested options to purchase shares of Common Stock then held by Dr. Koliopoulos at the stated exercise price of $10.83 per share. The net value of the options would be zero because their exercise prices exceeded the fair market price per share on June 30, 2010.

(2)	Continued Perquisites and Benefits include health insurance, dental insurance, life insurance, accidental death and dismemberment coverage, and long-term disability coverage.
(3)	These payments are due in the event Mr. Stack is terminated as a result of a “Change of Control” or resign within 90 days of a “Change of Control”.
(4)	This payment is due in the event Mr. Shephard is terminated as a result of a “Change of Control” or resigns within one year of a “Change of Control”.
(5)	These payments are due in the event Messrs. Koliopoulos, Eccleston and/or Person are terminated as a result of a “Change of Control”.

     Effective February 8, 2007, we entered into a non-compete agreement with Dr. Carl Zanoni. The non-compete period began on February 28, 2009, the date Dr. Zanoni retired, and continues through February 28, 2013. In consideration of his agreement not to compete, Dr. Zanoni received an amount equal to his then base annual salary, paid in one lump sum on the commencement date; and will receive an amount equal to 85% of the base annual salary, payable in equal quarterly installments during the first year of the non-compete period; an amount equal to 65% of the base annual salary, payable in equal quarterly installments during the second year of the non-compete period; an amount equal to 45% of the base annual salary, payable in equal quarterly installments during the third year; and an amount equal to 25% of the base annual salary, payable in equal quarterly installments during the fourth year.

COMPENSATION OF DIRECTORS

     The following table contains information concerning the compensation to our Board of Directors for the year ended June 30, 2010.

Director Compensation

Name		Fees Earned or	Stock Awards	Option Awards	Non-Equity	All Other	Total ($)
		Paid in Cash ($)	($) (1)	($) (1)	Incentive Plan	Compensation
					Compensation	($)
					($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)
Stephen D. Fantone	2010	$26,250	$52,850	-	-	-	$79,100
Samuel H. Fuller	2010	$39,938	$52,850	-	-	-	$92,788
Seymour E. Liebman	2010	$27,188	$52,850	-	-	-	$80,038
Robert B. Taylor	2010	$44,438	$52,850	-	-	-	$97,288
Carol P. Wallace	2010	$40,688	$52,850	-	-	-	$93,538
Gary K. Willis (2)	2010	$29,625	$52,850	-	-	6,500	$88,975

(1)	These columns represent the dollar amount computed in accordance with FASB ASC Topic 718 with respect to current fiscal restricted stock and stock option awards as well as for restricted stock and stock option awards granted in prior fiscal years. The assumptions used in calculating these amounts are set forth in Note 14 to the our Consolidated Financial Statements for the fiscal year ending June 30, 2010 which is located on page F-18 of our Annual Report on Form 10-K.
(2)	All Other Compensation includes payments pursuant to a consulting agreement entered into with Mr. Willis in November 2001, during his prior association with Zygo.

     Effective November 16, 2006, each new Director who is not also one of our employees (or an employee of any of our subsidiaries) (a “Non-Employee Director”) generally is granted an option to purchase 16,000 shares of Common Stock on his or her first day of service as a Non-Employee Director under our 2002 Equity Compensation Plan. Each Non-Employee Director will be granted 5,000 restricted shares of Common Stock (7,500 restricted shares of Common Stock for a Non-

Employee Director who serves as Chairperson of the Board) on the date of each Annual Meeting during his or her service as a Non-Employee Director. All options are exercisable at a per share exercise price equal to the fair market value of the Common Stock on the date of grant, vest over a four year period at 25% per year, and have a ten year term. All restricted stock vests after one year. In addition, Non-Employee Directors receive $35,000 for an annual Board retainer. The Non-Employee Director who chairs the Board of Directors receives a $70,000 annual retainer; who chairs the Audit Committee receives a $20,000 annual retainer; who chairs the Compensation Committee receives a $10,000 annual retainer; and who chairs the Corporate Governance/Nominating Committee receives an $8,000 annual retainer. Each non-chairperson member of the Audit Committee, Compensation Committee, and Corporate Governance/Nominating Committee also receives an annual retainer of $10,000, $5,000, and $3,000, respectively. Effective March 1, 2009, the annual retainers paid to each non-employee Director was reduced by 25%. Each Non-Employee Director is also reimbursed for out-of-pocket expenses incurred as a result of attendance at a Board or Committee meeting. From August 19, 2003 to November 16, 2006, each new Non-Employee Director was granted an option to purchase 12,000 shares of Common Stock on his or her first day of service as a Non-Employee Director and an annual grant to purchase 6,000 shares of Common Stock on the date of each Annual Meeting after the initial year of service. Prior to August 19, 2003, each Non-Employee Director was granted an option to purchase 8,000 shares of Common Stock under our Amended and Restated Non-Employee Director Stock Option Plan on his or her first day of service as a Non-Employee Director and an annual grant to purchase 3,000 shares of Common Stock on the date of each Annual Meeting after the initial year of service.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information about shares of our Common Stock that may be issued upon the exercise of options, warrants, and rights under all of our existing equity compensation plans as of June 30, 2010, including the 2002 Equity Incentive Plan, the Amended and Restated Non-Qualified Stock Option Plan, the Amended and Restated Non-Employee Director Stock Option Plan, and the Employee Stock Purchase Plan. The Amended and Restated Non-Employee Director Stock Option Plan expired in November 2009.

Number of
Securities
Remaining
Available for
	Number of Securities			Future Issuance
	to be Issued		Weighted-Average	Under Equity
	Upon Exercise of		Exercise Price of	Compensation Plans
	Outstanding		Outstanding	(Excluding Securities
	Options, Warrants,		Options, Warrants,	Reflected in
	and Rights		and Rights	Column(a))
Plan Category	(a)		(b)	(c)
Equity Compensation Plans Approved by
Stockholders	1,364,713		$10.54	791,354
Equity Compensation Plans Not Approved by
Stockholders	275,000	(1)(2)	$11.54	—
Total	1,639,713		$10.71	791,354

____________________

(1)	On June 26, 2001, the Board of Directors issued a warrant to purchase 25,000 shares of our Common Stock to the Zetetic Institute, a non-profit organization that provides assistance to us in connection with certain research and development activities. We did not receive stockholder approval for this warrant. The warrant has an exercise price of $18.64 per share, the closing price of our Common Stock on the date of issuance, expires on June 26, 2011, and vested, in equal annual increments, on each of the first four anniversaries of the date of issuance. Registration of the warrant and the shares of Common Stock issuable upon the exercise of the warrant are not contemplated; we believe that exemption of such registration is available under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.
(2)	On January 18, 2010, the Board of Directors granted stock options to purchase 250,000 shares of our Common Stock to Dr. Chris L. Koliopoulos. We did not receive stockholder approval for this grant. The stock options have an exercise price of $10.83 per share (the closing price of our Common Stock on the date of issuance) expires on January 18, 2020, and vests in equal annual increments, on each of the first four anniversaries of the date of issuance. Registration of the shares of Common Stock issuable upon the exercise of the stock option award is forthcoming.

REPORT OF THE AUDIT COMMITTEE

     The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or Exchange Act, except to the extent that Zygo specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

     The primary role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management is responsible for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

     In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Audit Standard 380, “Communication with Audit Committees”, as may be modified or supplemented, relating to communication with audit committees. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”, as may be modified or supplemented, relating to independence discussions with audit committees, has discussed with the independent registered public accounting firm its independence from the Company and its management, and has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

     The Audit Committee discussed with Zygo’s independent registered public accounting firm the overall scope and plans for its audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of the firm’s examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and other matters.

     Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved that these audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010 for filing with the Securities and Exchange Commission.

     In addition, the Board of Directors has determined that all of the members of the Audit Committee are “independent,” as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules, and meet the criteria for independence set forth in Rule 10A-3 under the Exchange Act.

AUDIT COMMITTEE

ROBERT B. TAYLOR, Chairperson
SAMUEL H. FULLER
CAROL P. WALLACE

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2011. Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte entities”) was our independent registered public accounting firm for the fiscal years 2010, 2009, and 2008.

     The aggregate fees billed for professional services by Deloitte & Touche in fiscal 2010 and 2009 were as follows:

	2010	2009
Audit Fees (1)	$755,350	$646,100
Audit-Related Fees (2)	40,400	320,225
Tax Fees (3)	2,141	4,366
Total Fees	$797,891	$970,691

(1)	This category consists of aggregate fees billed for the annual audit of our financial statements, audit of internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act, and the reviews of the condensed financial statements included in quarterly Reports of Forms 10-Q and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)	This category consists of aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our annual financial statements and are not reported under “Audit Fees.”
(3)	This category consists of aggregate fees billed for professional services for federal, state, and international tax compliance.

Audit Committee’s Pre-Approval Policies and Procedures

     Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. The Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, the Audit Committee may delegate to a member or members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided that any such pre-approval decision is presented to the full Audit Committee at its next scheduled meeting.

     100% of the audit, audit-related, and tax services for our 2010 fiscal year rendered by Deloitte & Touche were pre-approved by our Audit Committee.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2011. The ratification of the appointment of the independent registered public accounting firm by the stockholders is not required by law or by the Company’s By-laws. If a majority of the votes cast on this matter are not cast in favor of the reappointment of Deloitte & Touche LLP, the Audit Committee will reconsider its appointment. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of our Company and our stockholders. Abstentions and broker non-votes will result in fewer votes, but will not otherwise affect the proposal.

     A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting to make a statement if he or she so desires and will be available to respond to any appropriate questions. Each proxy received will be voted “FOR” the ratification of Deloitte & Touche LLP unless otherwise specified in the proxy.

HOUSEHOLDING OF PROXY MATERIALS

     The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address be delivering a single proxy statement addressed to those stockholders.

     This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares in your own name. You can notify us by sending a written request to John A. Tomich, Vice President, General Counsel.

STOCKHOLDER PROPOSALS

     All stockholder proposals which are intended to be presented at our 2011 Annual Meeting of Stockholders must be received by us no later than June 6, 2011 for inclusion in the proxy statement and form of proxy we issue relating to that meeting. Additionally, we must have notice of any stockholder proposal to be submitted at the 2011 Annual Meeting of Stockholders (but not required to be included in the Proxy Statement) by August 22, 2011, or such proposal will be considered untimely pursuant to Rule 14a-4 and Rule 14a-5(e) under the Securities Exchange Act of 1934. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to any such stockholder proposal for which notice of the matter was not received by us by August 22, 2011.

OTHER MATTERS COMING BEFORE THE MEETING

     As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented to the meeting other than the matters set forth in the attached Notice of Annual Meeting. If any other matter properly comes before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

By Order of the Board of Directors

PAUL JACOBS,
Secretary

October 4, 2010

ZYGO CORPORATION 21 LAUREL BROOK ROAD P.O. BOX 448 MIDDLEFIELD, CT 06455
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
	For	Withhold	For All
	All	All	Except
The Board of Directors recommends a vote FOR the following:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors
	Nominees

01	Stephen D. Fantone	02	Samuel H. Fuller	03	Chris L. Koliopoulos	04	Seymour E. Liebman	05	Robert B. Taylor
06	Carol P. Wallace	07	Gary K. Willis

The Board of Directors recommends a vote FOR the following proposal:		For	Against	Abstain

2	Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered accounting firm for fiscal 2011.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.			☐
(see reverse for instructions)	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Stockholders to be held at
Zygo Corporation
21 Laurel Brook Road
Middlefield, CT 06455

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

ZYGO CORPORATION
Annual Meeting of Stockholders
November 16, 2010 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Dr. Chris L. Koliopoulos and Mr. John A. Tomich as Proxies, and each of them acting singly, with power of substitution to each, and herby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Zygo Corporation held of record by the undersigned on September 21, 2010 at the Annual Meeting of Stockholders to be held on November 16, 2010 at 10:00 a.m. EST or any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, the Proxy will be voted "For" the election of each of the named nominees for Director and "For" Proposal No. 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side